Exhibit (a)(5)(B)

FOR IMMEDIATE RELEASE

Funds Managed by Affiliates of Apollo Global Management Announce Commencement of Tender Offer for All Outstanding Shares of Smart & Final

NEW YORK, NY — May 14, 2019 — Funds managed by affiliates of Apollo Global Management, LLC (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”), a leading global alternative investment manager, announced the commencement of a cash tender offer to purchase all of the outstanding shares of common stock of Smart & Final Stores, Inc. (NYSE: SFS) (“Smart & Final”). The tender offer is being made pursuant to the merger agreement (the “Merger Agreement”) announced by Apollo and Smart & Final on April 16, 2019, under which First Street Merger Sub, Inc. will acquire all of the outstanding shares of Smart & Final’s common stock for $6.50 per share, net to the holders thereof, payable in cash, without interest and less any applicable tax withholding.

The $6.50 per share all-cash tender offer represents a premium of approximately 25% over Smart & Final’s average closing share price over the 24 days preceding the announcement of the Merger Agreement, and 19% over the closing price of $5.48 per share reported on the NYSE on April 15, 2019, the last trading day before such announcement, and is being made pursuant to an Offer to Purchase, dated May 14, 2019.

A tender offer statement on Schedule TO that includes the Offer to Purchase and related Letter of Transmittal setting forth the terms and conditions of the tender offer will be filed today with the U.S. Securities and Exchange Commission (the “SEC”). Additionally, Smart & Final will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the unanimous recommendation of Smart & Final’s Board of Directors that Smart & Final stockholders tender their shares in the tender offer.

The tender offer will expire at 5:00 p.m. New York City Time on June 17, 2019, unless the offer period is extended or earlier terminated in accordance with the Merger Agreement and the applicable rules and regulations of the SEC. The completion of the tender offer will be conditioned on Smart & Final’s stockholders tendering at least a majority of Smart & Final’s outstanding shares, approval from the Mexican Federal Economic Competition Commission or the Mexican Federal Institute of Telecommunications and other customary closing conditions. Affiliates of Ares Management (“Ares”) holding a majority of the outstanding Smart & Final shares have entered into a Tender and Support Agreement (the “Support Agreement”) committing them to tender their shares into the tender offer subject to the terms and conditions of the Support Agreement, which terminates in certain circumstances, including upon the termination of the Merger Agreement or the withdrawal of the Smart & Final Board of Directors’ recommendation that stockholders tender their shares into the tender offer. As of May 10, 2019, the affiliates of Ares held approximately 58% of the Smart & Final shares then outstanding.

If, as a result of the tender offer, affiliates of the Apollo funds hold shares that represent at least one share more than 50% of all the issued and outstanding shares of Smart & Final’s common stock, subject to the satisfaction or waiver of the remaining conditions set forth in the Offer to Purchase, Smart & Final will, as soon as is practicable, merge with First Street Merger Sub, Inc., with Smart & Final surviving as an indirect wholly owned subsidiary of an entity controlled by the Apollo funds, under Section 251(h) of the Delaware General Corporation Law, without prior notice to, or any action by, any other stockholder of Smart & Final. All remaining outstanding shares of Smart & Final common stock will generally be automatically cancelled and converted in the merger into the right to receive an amount in cash equal to the $6.50 offer price per share, net to the holders thereof, payable in cash, without interest and less any applicable tax withholding.

Upon the completion of the transaction, Smart & Final will become a privately held company.

Okapi Partners LLC is acting as information agent for Apollo in the tender offer. Equiniti Trust Company is acting as depositary and paying agent in the tender offer. Requests for documents and questions regarding the tender offer may be directed to Okapi Partners LLC by telephone at (888) 785-6709 or banks and brokers may call (212) 297-0720, or by email at info@okapipartners.com.

About Apollo

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, San Diego, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, Shanghai and Tokyo. Apollo had assets under management of approximately $303 billion as of March 31, 2019 in private equity, credit and real assets funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.apollo.com.

Forward-Looking Statements

This press release contains forward-looking statements in addition to historical and other information. Smart & Final and Apollo use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking forward,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will” and “would,” or any variations of these words, or other words with similar meanings to, or that otherwise identify, forward-looking statements. All statements that address activities, events, performance or developments that Smart & Final and/or Apollo intend, expect or believe may occur in the future are forward-looking statements. Forward-looking statements may relate to such matters as the tender offer, its completion and the completion of the related transactions, and payment of dividends, as well as Smart & Final’s industry, business strategy, goals, projections and expectations concerning Smart & Final’s market positions, future operations, future performance, results or condition, margins, profitability, capital expenditures, liquidity and capital resources, interest rates and other financial and operating information and the outcome of contingencies such as legal and administrative proceedings. The following are some of the factors and uncertainties that could cause actual future results, performance, condition and events to differ, including materially, from those expressed in any forward-looking statements: (1) uncertainties as to the timing of the proposed transactions relating to the tender offer; (2) the risk that the proposed transactions, including the tender offer and related mergers, may not be completed in a timely manner or at all; (3) uncertainties as to the percentage of Smart & Final’s stockholders that will support the proposed transactions and tender their shares in the tender offer; (4) the possibility that competing offers or acquisition proposals for Smart & Final will be made; (5) the possibility that any or all of the various conditions to the consummation of the proposed transactions may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (6) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement (such as the occurrence of a material adverse effect), including in circumstances that would require Smart & Final to pay a termination fee or other expenses; (7) risks regarding the failure to obtain the necessary financing to complete the proposed transactions; (8) risks related to the equity and debt financing and related guarantee arrangements entered into in connection with the proposed transactions; (9) the effect of the announcement or pendency of the proposed transactions on Smart & Final’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, retailers, suppliers and others with whom it does business, and its operating results and business generally; (10) risks related to diverting management’s attention from Smart & Final’s ongoing business operations; (11) the risk that stockholder litigation in connection with the proposed transactions may result in significant costs of defense, indemnification and liability; (12) effects of changes in the general business, political and economic climates; and (13) other factors as set forth from time to time in Smart & Final’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Form 10-K for the fiscal year ended December 30, 2018, its Form 10-Q filing for the fiscal quarter ended March 24, 2019 and subsequent Form 10-Q filings, the tender offer materials filed by First Street Merger Sub, Inc. and the solicitation/recommendation statement on Schedule 14D-9 filed by Smart & Final in connection with the tender offer and other SEC filings. These forward-looking statements reflect Smart & Final’s and/or Apollo’s expectations as of the date of this press release and, as such, readers are cautioned not to place undue reliance on these forward-looking statements. Factors or events that could affect the proposed transactions or cause actual events, results or performance to differ, including materially, may emerge from time to time, and it is not possible for Smart & Final or Apollo to predict all of them. Accordingly, no assurances can be given as to, among other things, whether the proposed transactions will be completed or if any of the other events anticipated by the forward-looking statements will occur or what impact they will have and Apollo undertakes no obligation to revise or update this communication to reflect events or circumstances after the date hereof, except as required by law.

The forward-looking statements included in this press release are made as of the date hereof. Apollo is not under any obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise, except as otherwise may be required by the federal securities laws.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. This communication is for informational purposes only. The tender offer transaction is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) to be filed with the SEC. In addition, Smart & Final will file a Solicitation/Recommendation statement on Schedule 14D-9 with the SEC related to the tender offer. Prior to making any decision regarding the tender offer, Smart & Final stockholders are strongly advised to read the Schedule

TO (including the Offer to Purchase, the related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9, as each may be amended or supplemented from time to time, and any other relevant documents filed with the SEC carefully and in their entirety prior to making any decision with respect to tendering their shares in the tender offer, because these documents will contain important information about the proposed transactions and the parties thereto. Smart & Final stockholders may obtain the Schedule TO (including the Offer to Purchase, the related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9 at no charge on the SEC’s website at www.sec.gov. In addition, the Schedule TO (including the Offer to Purchase, the related Letter of Transmittal and other offer materials) and the related Solicitation/Recommendation statement on Schedule 14D-9 may be obtained free of charge from Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floor, New York, New York 10036, Telephone Number (888) 785-6709 or banks and brokers may call (212) 297-0720, the information agent for the tender offer.

Contact:

For investors please contact:
Gary M. Stein

Head of Corporate Communications

Apollo Global Management, LLC

(212) 822-0467

gstein@apollo.com

Ann Dai

Investor Relations Manager

Apollo Global Management, LLC

(212) 822-0678

adai@apollo.com

For media inquiries please contact:

Charles Zehren

Rubenstein Associates, Inc. for Apollo Global Management, LLC

(212) 843-8590

czehren@rubenstein.com